Exhibit 99.1

Ark Restaurants Announces Repurchase of 250,000 Shares
of Common Stock From Stockholder

CONTACT:
Robert Towers
(212) 206-8800
bob@arkrestaurants.com

          NEW YORK, New York – November 29, 2011 – Ark Restaurants Corp. (NASDAQ:ARKR) (“Ark”) announced today that it has entered into an agreement with the Estate of Irving Hershkowitz to purchase 250,000 shares of the Company’s common stock from the seller at a price of $12.50 per share, or a total of $3,125,000. Upon the closing of the acquisition, the Company will pay the seller $1.0 million in cash and will issue an unsecured promissory note to the seller for $2,125,000. The note will bear interest at 0.19% per annum, and will be payable in 24 equal monthly installments of $88,541 each, commencing on December 1, 2012. Any dividend paid or payable to the seller in respect of the purchased shares on or prior to the closing will be credited to the payment of the $1.0 million due at closing.

          The closing is subject to certain conditions including that the Internal Revenue Service shall have discharged the Federal estate tax lien on the purchased shares arising under Section 6324(a) of the Internal Revenue Code. In the event the Internal Revenue Service has not discharged such estate tax lien by the third anniversary of the agreement, either Ark or the seller may terminate the Agreement.

About Ark Restaurants Corp.

Ark Restaurants owns and operates 20 restaurants and bars, 28 fast food concepts and catering operations. Six restaurants are located in New York City, three are located in Washington, D.C., six are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.